DOR BIOPHARMA RECEIVES $5.2 MILLION FROM NATIONAL INSTITUTES OF HEALTH FOR CONTINUED DEVELOPMENT OF RICIN VACCINE

Miami, FL, September 13, 2004 — DOR BioPharma, Inc. ("DOR" or the "Company") (AMEX: DOR) announced today that they have been awarded a $5.2 million grant from the National Institute of Allergy and Infectious Diseases (NIAID), a division of the National Institutes of Health (NIH), for further development of DOR’s ricin vaccine, RiVax?.

"We are pleased to have been awarded a product development grant from NIH, and believe this funding underscores the recognized need for further development of RiVax?," said Dr. Gregory J. Davenport, Ph.D., President of DOR’s BioDefense Division. "This funding will enable us to achieve additional milestones with our industrial partners leading us closer to providing a safe and effective ricin vaccine to our military and at-risk civilians and, ultimately, FDA licensure."

DOR’s BioDefense Division has been developing a ricin toxin vaccine in collaboration with their academic partner, the University of Texas Southwestern Medical Center (UT Southwestern). Under the direction of Dr. Robert Brey, the Principal Investigator for the
grant and DOR’s Chief Scientific Officer, the vaccine has proven to be safe and effective in multiple animal models. "We have made substantial progress with the vaccine, and the funding validates not only the product, but the future development path", stated Dr. Brey. The next steps include conducting an investigator-sponsored phase I pilot study in humans with vaccine previously produced at UT Southwestern, and, with the current grant award, transitioning the manufacturing process into a facility capable of producing commercial doses of the vaccine.

The specific milestones for the RiVax? development program funded under the grant include generation of a stable formulation of RiVax?, development of a robust large scale process for purification of the vaccine, conduct of nonclinical toxicology studies, conduct of aerosol challenge studies to assess the capacity of RiVax? to protect lung surfaces vulnerable to ricin exposure, and production of cGMP (current Good Manufacturing Processes) batches of RiVax?. "If these milestones are successfully achieved, DOR will have sufficient vaccine available for future clinical trials, and will be capable of manufacturing RiVax? for fulfillment of any future procurement contracts", stated Dr. Davenport. Under the recently passed Project Bioshield Act 2004, the federal government has the authority to procure bioterror countermeasures for addition to the National Stockpile, prior to Food and Drug Administration approval, for distribution in the event of an emergency.

Ricin toxin is recognized as a potential bioterror threat due to its lethality in small doses, stability at a large range of temperatures, and ease of manufacture. Purified from the bean of the common castor plant, ricin toxin is the most potent plant-derived toxin known and has no approved vaccine or antidote. Inhalation poisoning is of particular concern because of rapid and irreversible damage to the lungs following exposure to the epithelial layer. Ricin toxin has surfaced in several recent, well-publicized incidents both in the United States and abroad. This, combined with the fact that ricin toxin has been used as a biological weapon in the past, has emphasized the need for protective countermeasures and treatments. The complete ricin toxin is a prototypic A-B toxin, in which the B-chain binds to the target cell and the A chain enters cells and causes disruption of protein synthesis resulting in cell death. RiVax? is a recombinant vaccine bioengineered from the A chain with a mutation that eliminates the ability of the A chain to disrupt protein synthesis.

About DOR BioPharma, Inc.

DOR BioPharma, Inc. is a biopharmaceutical company focused on the development of biodefense vaccines and therapeutics for areas of unmet medical needs. Through its BioDefense Division, DOR is developing bioengineered vaccines designed to protect against the deadly effects of ricin toxin and botulinum toxin. DOR's lead therapeutic product, orBec® (an oral formulation of beclomethasone dipropionate), is a potent, locally-acting topical corticosteroid being developed to treat inflammation in the mucosal lining of the gastrointestinal tract, known as Graft-versus-Host Disease, that often occurs following allogeneic bone marrow transplants. A pivotal Phase III clinical trial for orBec® will complete in September and the Company intends to file a New Drug Application (NDA) on positive data. For further information regarding DOR BioPharma, please visit the Company's website located at www.dorbiopharma.com .

This press release contains forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, that reflect DOR BioPharma's current expectations about its future results, performance, prospects and opportunities. Where possible, DOR BioPharma has tried to identify these forward-looking statements by using words such as "anticipates," "believes", "intends", or similar expressions. These statements are subject to a number of risks, uncertainties and other factors that could cause actual events or results in future periods to differ materially from what is expressed in, or implied by, these statements. DOR BioPharma cannot assure you that it will be able to successfully develop or commercialize products based on its technology, particularly in light of the significant uncertainty inherent in developing vaccines against bioterror threats, manufacturing and conducting preclinical and clinical trials of vaccines, and obtaining regulatory approvals, that its technologies will prove to be safe and effective, that its cash expenditures will not exceed projected levels, that it will be able to obtain future financing or funds when needed, that, product development and commercialization efforts will not be reduced or discontinued due to difficulties or delays in clinical trials or due to lack of progress or positive results from research and development efforts, that it will be able to successfully enter into profitable biodefense contracts with the U.S. Government and other countries ,that it will be able to patent, register or protect its technology from challenge and products from competition or maintain or expand its license agreements with its current licensors, or that its business strategy will be successful. These and other factors are described from time to time in filings with the Securities and Exchange Commission, including, but not limited to, DOR BioPharma's most recent reports on Form 10-QSB and Form 10-KSB. DOR BioPharma assumes no obligation to update or revise any forward-looking statements as a result of new information, future events, and changes in circumstances or for any other reason.

Company Contact:
Keith Thornton
Investor Relations Manager
(305) 534-3383
kthornton@dorbiopharma.com
www.dorbiopharma.com